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                                                                  Exhibit 10.177


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 11th day of December 2001 by and between EDWARD FARES ("Fares") and INSURANCE AUTO AUCTIONS, INC., an Illinois corporation ("Company").

                                    RECITALS

         WHEREAS, the Company desires to employ Fares and Fares desires to be employed by the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

         1. EMPLOYMENT. The Company hereby employs Fares, and Fares hereby accepts employment with the Company, as Chief Information Officer, whose duties include overseeing the information technology aspects of the Company and its affiliated companies. Fares shall be an executive of the Company and shall be subject to the direction and control of the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"). Fares shall devote all of his business time and services to the business and affairs of the Company. Fares shall also perform such other executive-level duties consistent with his position as Chief Information Officer as may be assigned to him from time to time by the Chief Executive Officer, including serving as an officer and/or director of the Company's operating subsidiaries. The duties and services to be performed by Fares hereunder shall be substantially rendered at the Company's principal offices as determined by the Board, except for reasonable travel on the Company's business incident to the performance of Fares' duties.

         2. COMPENSATION. As compensation for Fares' services provided hereunder, the Company agrees to provide the following compensation:

         2.1. BASE SALARY. While this Agreement is in effect, the Company agrees to pay to Fares a base salary at the rate of $170,000 per annum commencing on the date hereof ("Base Salary"). The Base Salary shall be subject to annual review by the Board and any committee thereof ("Committee") or the Compensation Committee and may be increased by the Board in their sole and absolute discretion but may not be decreased. Such salary shall be payable to Fares in such equal periodic payments as the Company generally pays its employees, but in no event less frequently than monthly.
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         2.2.     INCENTIVES. As additional compensation for performance of the services rendered by Fares during the term of this Agreement, the Company will pay to Fares, in cash, a performance bonus equal to thirty percent (30%) of Fares' annual salary based upon the achievement of objectively quantifiable and measurable goals and objectives which shall be determined, in advance. by the Compensation Committee of the Board with respect to each fiscal year of the Company. This amount is hereinafter referred to as "Incentive Compensation."

         2.3. OPTIONS. The Company shall cause the Committee delegated by the Board to administer the Option Plan (as defined below) to grant to Fares an option to purchase 30,000 shares of the Company's common stock (the "Option"). The Option shall be granted under the Company's 1991 Stock Option Plan, as amended (the "Option Plan"). The exercise price of the Option granted pursuant to this Section 2.3 shall be equal to 100% of the fair market value of the common stock on the close of business on the day before the day that Fares becomes employed by the Company subject to the vesting and termination provisions as describe below. The Option shall become exercisable in four equal annual installments beginning on the first anniversary of the grant date, and, except as provided below, shall be subject to the usual terms and conditions of options issued pursuant to and in accordance with the Option Plan.

         2.4. BENEFITS. During the term of his employment or for such time as otherwise provided in this Agreement, Fares shall be entitled to participate in such vacation, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans (beginning on the first of the month following 30 days of employment), retirement plans and other programs as offered from time to time by the Company and are described in the Company's employee benefit handbooks. Fares shall be entitled to four weeks of paid vacation each calendar year, subject to any limitations on carryover of unused vacation generally applicable to employees. Fares shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In connection with expenses pursuant to this Section 2.4, the Company shall reimburse Fares for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies

         2.5. INDEMNIFICATION. The Company shall indemnify Fares in accordance with the terms of the Company's standard form of Indemnification Agreement.

         3.       TERMINATION.

         3.1. AT WILL NATURE OF EMPLOYMENT. Employment with the Company is not for a specific term and can be terminated by Fares or the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to Fares are superseded by this Agreement. In addition, this Agreement shall terminate by reason of Fares' death or the substantial inability by Fares, by reason of physical or mental illness or accident, to perform his regular responsibilities hereunder indefinitely or for a period of one hundred eighty (180) days (a "Disability").

         3.2.     COMPANY'S OBLIGATIONS ON TERMINATION APART FROM A CHANGE OF
CONTROL.

         (a) NO OBLIGATIONS OTHER THAN AS REQUIRED BY LAW FOR VOLUNTARY TERMINATION OR CAUSE. The Company shall have no obligations to pay Fares any severance payments or continue to cover Fares and/or his beneficiaries under the Company's health plan (other than as required by law) if this Agreement is terminated for any of the following reasons:


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         (i) VOLUNTARY TERMINATION. Fares voluntarily terminates this Agreement;
or

         (ii) CAUSE. The Company terminates Fares' employment at any time during the term of this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (A) the willful and continued failure of Fares to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to medically documented illness or injury), 30 days after a written demand for substantial performance is delivered to Fares by the Board which specifically identifies the manner in which the Board believes that Fares has not substantially performed his duties; or

                           (B) the willful engaging by Fares in illegal conduct or misconduct, which is injurious to the Company,

         in each case as determined in the good faith opinion of the Board.

         (b) DEATH AND DISABILITY OBLIGATIONS. If this Agreement is terminated due to death or disability, the Company shall pay to Fares (or his legal representatives as the case may be) the specific obligations as set forth below:

                  (i) DEATH. Fares' employment shall terminate automatically upon Fares' death. If Fares' employment under this Agreement is terminated by reason of his death, the Company's sole obligation to Fares' legal representatives shall be to pay or cause to be paid, within thirty (30) days of the Date of Termination (as hereinafter defined), to such person or persons as Fares shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of Fares' Accrued Obligations (as hereinafter defined). Any amounts payable under this Section 3.2(b)(i) shall be exclusive of and in addition to any payments or benefits which Fares' widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company.

                  (ii) DISABILITY. If the Disability of Fares occurs, the Company may give to Fares written notice in accordance with Section 6.1 of this Agreement of its intention to terminate Fares' employment. In such event, Fares' employment with the Company shall terminate effective on the 30th day after receipt of such notice by Fares (the "Disability Effective Date"), unless within the 30-day period after such receipt, Fares returns to full-time performance of his duties. The Company's sole obligation to Fares shall be payment of Accrued Obligations (as hereinafter defined) and the timely payment or provision of other benefits, including disability and other benefits provided by the Company to disabled executives and/or their families in accordance with such Company plans, programs, practices and policies relating to disability, if any.

         (c) OBLIGATIONS FOR ALL OTHER TERMINATION REASONS. For any other reason, upon the termination of this Agreement and Fares' employment hereunder apart from a Change of Control, the Company shall pay to Fares an amount equal to the sum of (i) Fares' annual base salary at the


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time Fares' employment is terminated; plus (ii) Fares' average annual bonus received over the eight (8) fiscal quarters of the Company immediately preceding Company's fiscal quarter during which Fares' employment is terminated, without exceeding Fares' target bonus for Company's fiscal year during which Fares' employment is terminated, provided, however, that Fares shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company; plus (iii) Fares' auto allowance for the Company's fiscal year during which Fares' employment is terminated. In addition, the Company shall provide, at Company's expense, continued coverage for Fares and his beneficiaries for a period extending through the earlier of the date Fares begins any subsequent full-time employment for pay and the date that is one (1) year after Fares' termination of employment, under the Company's health plan covering Fares and Fares' beneficiaries, provided that Fares properly elects coverage pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA").

         3.3.     COMPANY'S OBLIGATIONS ON TERMINATION DUE TO A CHANGE OF
CONTROL.

                  (a)      DEFINITIONS.

                           (i) For purposes of this Agreement, a "Change of Control" shall mean:

                                    (A) the acquisition by any individual,
                           entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for the purposes of this Section 3.3, a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control; or

                                    (B) individuals who, as of the date hereof,
                           constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who becomes a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                                    (C) consummation of a reorganization, merger
                           or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities


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                           immediately prior to such Business Combination
                           beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                    (D) approval by the shareholders of the
                           Company of a complete liquidation or dissolution of the Company.

                           (ii) For purposes of this Agreement, "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                           (iii) For purposes of this Agreement, "Involuntary Termination" shall mean Fares' voluntary termination following
                  (A) a change in Fares' position with the Company which materially reduces Fares' level of responsibility, (B) a reduction in Fares' Base Salary, or (C) a change in Fares' place of employment, which is more than seventy-five (75) miles from Fares' place of employment prior to the change, provided and only if such change or reduction is effected without Fares' written concurrence.

                           (iv) For purposes of this Agreement, "Date of Termination" shall mean (A) if Fares' employment is terminated by the Company for Cause, or by Fares, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if Fares' employment is terminated by the Company for other than for Cause or Disability, the date on which the Company notifies Fares of such termination and
                  (C) if Fares' employment is terminated by reason of death or disability, the date of death of Fares or the Disability Effective Date, as the case may be.

                           (v) For purposes of this Agreement, "Accrued Obligations" shall mean the sum of (A) Fares' Base Salary through the Date of Termination to the extent not theretofore paid, (B) the greater of (I) the product of (x) any Incentive Compensation paid to or deferred by Fares for the fiscal year preceding the fiscal year in which Fares' Date of Termination occurs (annualized in the event that Fares was not employed by the Company for the whole of such fiscal year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (II) the average of the past three (3) years' annual bonuses, provided, however, that Fares shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company (such greater amount being the "Highest Annual Bonus") and (C) any compensation previously deferred by Fares (together with any accrued interest or earnings thereon)


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                  and any accrued vacation pay, in each case to the extent not theretofore paid. Notwithstanding the foregoing, in no event will Fares be entitled to a duplication of any Incentive Compensation payments.

                  (b) SEVERANCE BENEFITS FOR TERMINATION WITHIN TWO (2) YEARS OF A CHANGE OF CONTROL. If Fares' employment with the Company terminates by reason of Fares' Involuntary Termination (as defined in Section 3.3(a)(iii) above) or termination by the Company without Cause (as defined in Section 3.2(a)(ii)) above) within two (2) years of the effective date of the Change of Control, Fares shall be entitled to receive the following:

                           (i) Company must pay Fares an amount equal to 150% of the sum of (A) Fares' Base Salary and (B) his Highest Annual Bonus;

                           (ii) Company shall also pay Fares any Accrued Obligations; and

                           (iii) Company shall provide, at its expense, continued coverage of Fares and Fares' beneficiaries for eighteen (18) months after the Date of Termination or until Fares commences any full-time employment, whichever comes first, under the Company's health plan covering Fares and Fares' beneficiaries, provided, however, that Fares properly elects coverage pursuant to COBRA.

                  (c) SEVERANCE BENEFITS FOR TERMINATION AFTER THE SECOND YEAR FOLLOWING A CHANGE OF CONTROL. If Fares is terminated after the second year following a Change of Control, the Company's obligations are as set forth in Section 3.2 of this Agreement.

                  (d)      STOCK OPTIONS AFTER A CHANGE OF CONTROL. Subject to
         Section 2.3 of this Agreement, all Fares' outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable.

         3.4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY; EXCISE TAX GROSS-UP. A "Gross-Up Payment" (as defined below) shall be made to Fares when payments of compensation payable to Fares on termination of employment in connection with a Change of Control, including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of any applicable plan, arrangement or agreement with the Company or any of its affiliated companies (the "Total Payments") would trigger a tax imposed on Fares under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax").

         For purposes hereof, the Gross-Up Payment shall mean a payment to Fares in such amount as is necessary to ensure that the net amount retained by Fares, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this Section 3.4, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the Total Payments.

         3.5. EXCLUSIVE BENEFITS. If more than one benefit due to termination becomes payable under Sections 3.2 or Section 3.3, the greatest of such benefits shall become payable to the exclusion of all other such benefits and shall be in lieu of any other severance or similar benefits


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that would otherwise be payable under any other agreement, plan, program or policy of the Company. Notwithstanding anything in the prior sentence to the contrary, Fares shall be entitled to benefits and incentives under all benefit plans and equity incentive plans, policies and programs (except as expressly excluded herein, including, without limitation, Section 2.3 of this Agreement) according to the terms of such benefit plans and equity incentive plans, policies and programs as in effect from time to time, including any acceleration of vesting provisions in the Company's option plans, including any benefits under the Executive Severance Plan for Officers.

         4. INVENTIONS AND CREATIONS. Fares agrees that all inventions, discoveries, improvements, ideas and other contributions (collectively "Inventions") whether or not copyrighted or copyrightable, patented or patentable, or otherwise protectable in law, which are conceived, made, developed or acquired by Fares, either individually or jointly, during his employment with the Company or any of its subsidiaries, and which relate in any manner to the business of the Company or any of its subsidiaries, shall belong to the Company and Fares does hereby assign and transfer to the Company his entire right, title and interest in the Inventions. Fares agrees to promptly and fully disclose the Inventions to the Company, in writing if requested by the Company, and to execute and deliver any and all lawful application, assignment and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company shall have the full and sole power to prosecute such applications and to take all other action concerning the Inventions, and Fares will cooperate fully within a lawful manner, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions. The provisions of this Section 4 shall survive the termination of this Agreement.

         5.       NON-COMPETITION; NON-SOLICITATION; CONFIDENTIAL INFORMATION.

         5.1. NON-COMPETITION AGREEMENT. Fares hereby acknowledges and agrees that the Company actively engages in its business throughout all of North America. Accordingly, Fares agrees that during the Non-Competition Period (as defined below), Fares will not, directly or indirectly, whether as a partner, officer, shareholder, advisor, employee or otherwise, promote, participate, become employed by, or engage in any activity or other business similar to the Company's business or any entity engaged in a business competitive with the Company's business in any state within the United States as well as in Canada or Mexico. If Fares fails to comply with the provisions of this Section 5.1, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, cease payment of all severance benefits under Section 3. For purposes hereof, "Non-Competition Period" shall mean the period commencing on the date hereof and ending eighteen
(18) months after the later of the termination of Fares' employment hereunder or Fares' submission of his resignation, or removal of Fares as Chief Information Officer of the Company and the Company's payment and provision of Change of Control severance benefits pursuant to Section 3.3.

         5.2. NON-SOLICITATION AGREEMENT. During the term of this Agreement and for a period of eighteen (18) months thereafter, Fares shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then current employee of the Company to leave the Company in order to accept employment with or render services for Fares or such Person or (b) any customer, client, vendor, lender, supplier or sales representative of the Company


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or similar persons engaged in business with the Company to discontinue the relationship or reduce the amount of business done with the Company. "Person" means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

         5.3. CONFIDENTIAL INFORMATION. Fares acknowledges and agrees that he is in possession of and will be exposed to during the course of, and incident to, his employment by and affiliations with the Company, Confidential Information (as defined herein) relating to the Company and its affiliated companies. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, finances, financial statements, properties and operations of the Company and its affiliated companies, including, without limitation, all customer and prospective customer and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company and its affiliated companies (including, without limitation, personnel files and employee records). During the Non-Competition Period and at all times thereafter, Fares will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee, director or shareholder of the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Fares shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information, which is, or, without any action by Fares, becomes generally available to the public. Upon termination of any employment or consulting relationship between the Company and Fares, Fares shall promptly return to the Company all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of Fares.

         5.4. SCOPE OF RESTRICTION. The parties have attempted to limit the scope of the covenants set forth in Section 5 to the extent necessary. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

         5.5. REMEDIES. The parties hereto recognize that the Company will suffer irreparable injury in the event of a breach of the terms of Section 5 by Fares. In the event of a breach of the terms of Section,5, the Company shall be entitled, in ADDITION to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without the necessity of posting a bond, to restrain the violation of Section 5. by Fares


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or any Persons acting for or in concert with him. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy, which the parties may have.

         5.6. COMMON LAW OF TORTS OR TRADE SECRETS. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

         5.7. SURVIVAL OF SECTION 5. The provisions of Section 5 shall survive the termination of Fares' employment and the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    INSURANCE AUTO AUCTIONS, INC.

                                    By:  /s/ Thomas C. O'Brien
                                         ---------------------------------------
                                    Name: Thomas C. O'Brien
                                    Title: President and Chief Executive Officer

                                               /s/ Edward Fares
                                               ---------------------------------
                                               Edward Fares


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